Exhibit 99.2

BLAST ENERGY SERVICES HAS NEW TRADING SYMBOL

“BESV”

Houston, TX – June 9, 2005 – The State of California has accepted the amended articles of incorporation of Verdisys, Inc. (OTC: VDYS) changing its name to Blast Energy Services, Inc. The NASD has assigned Blast Energy Services the new trading symbol of BESV, effective June 10, 2005.

During their annual meeting held Monday, the shareholders of Verdisys, Inc. approved the proposal to change the name of the company to Blast Energy Services, Inc. The change in the name of the company became effective on June 6, 2005, and the new ticker symbol is effective June 10, 2005. The new CUSIP number is 093440105.

Blast Energy Services has commenced the construction of the world’s first abrasive jetting rig based upon modifications using existing coiled tubing technology. The Company plans to name the line of rigs “Blast Rigs”. The capabilities of this new generation rig should allow the Company to provide a reliable lateral drilling service in most oil and gas formations and to expand their market opportunities to a wider range of well services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Under the current schedule, Blast Energy Services expects this rig to be completed and commercially ready for service by late summer. After the initial rig establishes a reliable and commercial service, the Company intends to begin construction on two additional Blast Rigs with similar capabilities as the market demands.

About Blast Energy Services, Inc.

Blast Energy Services, Inc. is a publicly traded company based in Houston, Texas and was previously known as Verdisys, Inc. Our mission is to substantially improve the economics of existing oil and gas operations through the application of our worldwide licensed and proprietary technologies. Using specially fabricated mobile drilling rigs we intend to operate a commercially viable energy service business, including: lateral drilling with the potential to penetrate though well casing and into reservoir formations to stimulate oil and gas production; specialty casing cutting; perforation and fracturing services. This service should provide oil and gas producers with an attractive, lower cost alternative to existing well stimulation or horizontal drilling services. Additionally, we are providing satellite services to oil and gas producers. This service allows them to monitor and control well head, pipeline or drilling operations through low-cost broadband data and voice services from remote operations where conventional land based communication networks do not exist or are too costly to install. To learn more about the Company, please visit our website: www.blastenergyservices.com.

Safe Harbor Statement

Any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, the introduction of new services, commercial acceptance and viability of new services, ability to design and build new technology on a timely and cost effective basis, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of Blast Energy Services’ customers to pay for our services, together with such other risk factors as may be included in the Company’s filings on Form SB-2 and its periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS: Blast Energy Services, Inc.: John MacDonald at (281) 453-2888 or (713) 725-9244 jmacdonald@blast-es.com